Exhibit 4.12

CONSENT OF BOARD OF DIRECTORS OF HOVERING INTERNATIONAL HOLDINGS, INC. AUTHORIZING ISSUANCE OF SHARES

The undersigned, being all of the Directors of Hoverink International Holdings, Inc. a Delaware Corporation (the “Company”), hereby approve and adopt the following resolutions by unanimous consent effective this 20th day of ___October__, 2017.

WHEREAS, the Directors deem it necessary to raise up to Forty Million Dollars ($40,000,000.00) by making an offering of up to 2,000,000 common shares at $20.00 per share pursuant to an effective registration statement on Form S-1; and

WHEREAS, the Directors deem it necessary to register 4,550,000 common shares held by non-affiliate shareholders of the Company for resale in a secondary offering to facilitate the development of a public market in the Company’s shares once trading begins and

WHEREAS, 100,000,000 shares of the Company’s common stock authorized to be issued and 36,772,000 have been issued; and

WHEREAS, the Company authorizes the officers of the Company to solicit purchases of the shares from qualified subscribers,

THEREFORE, THE DIRECTORS UNANIMOUSLY CONSENT AS FOLLOWS:

RESOLVED, that the Chief Executive Officer shall cause an amended Registration Statement on       Form S-1 to be filed with the Securities and Exchange Commission with a Prospectus addressing both a primary offering of up to 2,000,000 common shares and a secondary offering of 4,550,000 common shares held by non-affiliate shareholders of the Company to facilitate the development of a public market in the shares once trading begins; and it is further

RESOLVED, that up to 2,000,000 shares shall be offered to qualified investors at $20,00 per share pursuant to the Company’s Registration Statement on Form S-1 when it becomes effective; and it is further

RESOLVED, that the President and Secretary are directed to cause the Company’s stock transfer agent Direct Transfer, LLC to issue certificates for the number of shares for which each subscriber in the primary offering has subscribed and paid in such denominations as the subscriber shall designate to the officers, which shares shall be deemed fully paid and non-assessable.

Debbie Mae Carter	Director	, 2017

Cyrus Sajna	Director	, 2017

Davidra Sajna	Director	, 201